As filed with the Securities and Exchange Commission on January 7, 2005

Registration No. 333-09652

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PEOPLESOFT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	68-0137069
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4460 Hacienda Drive

Pleasanton, California 94588-8618

(925) 225-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Safra Catz

Co-President

PeopleSoft, Inc.

4460 Hacienda Drive

Pleasanton, California 94588-8618

(925) 225-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

William M. Kelly, Esq.

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

(650) 752-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-3 (Registration No. 333-09652) (the “Registration Statement”) of PeopleSoft, Inc. (“PeopleSoft”), pertaining to the registration of Momentum Class A Common Stock and shares of PeopleSoft’s common stock, par value $0.01 per share (“PeopleSoft Common Stock”), to which this Post-Effective Amendment No. 2 relates, was filed with the Securities and Exchange Commission on November 16, 1998.

PeopleSoft, Oracle Corporation (“Oracle”) and Pepper Acquisition Corp., a wholly owned subsidiary of Oracle (the “Purchaser”), entered into an Agreement and Plan of Merger dated as of December 12, 2004 (the “Merger Agreement”), pursuant to which, among other things, Purchaser would be merged with and into PeopleSoft, PeopleSoft would survive as a wholly owned subsidiary of Oracle and each outstanding share of PeopleSoft Common Stock (and the associated preferred stock purchase rights) would be converted into the right to receive $26.50 in cash (the “Merger”).

On January 6, 2005, Purchaser acquired over 90% of the outstanding PeopleSoft Common Stock, and, subsequently, effected the Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Merger became effective as specified in a Certificate of Merger filed with the Secretary of State of the State of Delaware on January 7, 2005 (the “Merger Date”).

As a result of the Merger, PeopleSoft has terminated all offerings of PeopleSoft Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by PeopleSoft in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of PeopleSoft Common Stock which remain unsold at the termination of the offering, PeopleSoft hereby removes from registration all shares of PeopleSoft Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on January 7, 2005.

PEOPLESOFT, INC.

By:	/S/ SAFRA CATZ
Name: Safra Catz Title: Co-President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 has been signed by the following persons on January 7, 2005 in the capacities indicated.

Signature	Title

/S/ SAFRA CATZ (Safra Catz)	Co-President (Principal Executive Officer & Director)

/S/ CHARLES E. PHILLIPS, JR. (Charles E. Phillips, Jr.)	Co-President (Principal Executive Officer & Director)

/S/ HARRY L. YOU (Harry L. You)	Chief Financial Officer (Principal Financial and Accounting Officer & Director)

/S/ DANIEL COOPERMAN (Daniel Cooperman)	Senior Vice President, General Counsel and Secretary (Director)